FOR IMMEDIATE RELEASE
                                                                                  CONTACT: Elise Eberwein
                                                                                           (720) 374-4501
                                                                         E-mail: corpcomm@flyfrontier.com

                  Frontier Airlines Reports Fiscal First Quarter 2004 Results

DENVER (July 31, 2003) - Frontier  Airlines  (Nasdaq:  FRNT) today reported fiscal first quarter
2004 net income of $10.9  million,  or $0.36 per diluted common share,  compared with a net loss of $2.5 million,  or $0.09 per common share, before the cumulative effect of change in method of accounting for maintenance  checks,  for the airline's fiscal  first  quarter last year.  The  Company's  fiscal first quarter  2004 net income  included  $15.0  million received  under the Emergency  Wartime  Supplemental
Appropriations  Act and an unrealized  gain on fuel hedges of $752,000,  offset by aircraft  lease exit costs of $686,000.  These items,  net of income taxes and related  profit sharing, total $0.29 per diluted common share.

Chief Executive Officer's Comments

Frontier President and CEO Jeff Potter said, "We are very pleased with our fiscal first quarter results, and applaud the efforts of our employees who worked diligently to return Frontier to profitability. Demand for Frontier's services outpaced our capacity growth during the quarter, which led to a nearly four percent increase in revenue per available seat mile. This increased demand, coupled with a three percent decrease in cost per available seat mile, contributed to our positive results. Recently, we implemented a new, simplified fare structure and launched a unique branding campaign, `A Whole Different Animal, and we believe customer response to both of those initiatives is evidenced in our fiscal first quarter results."

Operating Highlights

Total revenues during the airline's fiscal first quarter increased 27.4 percent to $142.4 million from
$111.8 million in the fiscal first quarter of 2003, while operating expenses during the same time increased 18.5 percent to $136.2 million from $114.9 million from the same period last year.

The airline's cost per available seat mile (CASM) for the quarter decreased 3.1 percent to 8.13 cents from 8.39 cents for the same quarter last year. Fuel cost per gallon during the quarter, including taxes and the cost of delivering fuel into the aircraft, increased 14.7 percent to 95.7 cents per gallon, compared to 83.4 cents for the same period last year. CASM excluding fuel decreased 5.3 percent to 6.74 cents from the same period last year when CASM excluding fuel was 7.12 cents.

The airline's traffic, as measured by revenue passenger miles (RPMs), grew at a rate of 30.9 percent during its fiscal first quarter, while capacity growth, as measured by available seat miles (ASMs), increased by 22.3 percent, from the same time last year. As a result, the airline's load factor was 67.2 percent for its fiscal first quarter, 4.4 load factor points greater than the airline's load factor of
62.8 percent during the same time last year. During fiscal first quarter 2004, the airline's breakeven load factor increased .9 load factor points from 65.0 percent to 65.9 percent.

During fiscal first quarter 2004, passenger revenue per passenger mile (yield) decreased 3.3 percent to
12.29 cents from 12.71 cents for the same period last year. The airline's average fare during its fiscal first quarter 2004 was $105, a 2.8 percent decrease from its fiscal first quarter 2003, when the average fare was $108.

Chief Financial Officer Paul Tate discussed the airline's year-over-year unit cost improvements, stating,
"During the quarter, we continued to reduce our unit costs, in part achieved by increasing the number of owned aircraft from an average of three and a half to nine. In addition, bringing in newer Airbus A319 aircraft has decreased our overall maintenance costs, reduced our fuel burn per block hour, and enabled us to increase average aircraft utilization from 9.9 hours, during the first fiscal quarter 2003, to 10.2 hours, during the fiscal first quarter 2004. We are also experiencing greater economies of scale associated with slower indirect cost growth in relation to our 22.3 percent increase in ASMs during the quarter."

The airline's fleet on June 30, 2003 consisted of nine owned Airbus A319 aircraft, nine leased Airbus A319 aircraft and 18 leased Boeing 737 aircraft. Discussing fleet management activities since June 30, 2003, Tate continued, "We have brought three additional Airbus aircraft into our fleet since the end of our fiscal first quarter. Also, during our current quarter, which ends September 30, 2003, we plan to take a non-cash charge of approximately $2.7 million, net of taxes, for the early retirement of our last two Boeing 737-200s,and the closure of our El Paso, Texas maintenance facility."

Business developments during the quarter included:
o    Launched an aggressive branding campaign in support of "A Whole Different Airline" tagline, which has increased visibility in the Denver market.
o    Contracted with Hahn Air Interline Services to provide Frontier with distribution in key foreign markets, including marketing Frontier to travel agencies and enabling travelers to book travel on Frontier from outside of the U.S.
o    Introduced a co-branded Frequent Flyer MasterCard with Juniper Bank, which since its introduction two months ago has contributed to a 10 percent increase in EarlyReturns membership.
o    Generated 29.5 percent of flown revenue during the three months ended June 30, 2003 via the airline's
     Web site, and 46.9 percent of flown revenue from all Web sites during the three months ended June 30, 2003.
o    Signed a Letter of Intent with GE Capital Aviation Services (GECAS) to lease two additional Airbus 318 aircraft, scheduled for delivery in May 2004 and March 2005, and one additional Airbus 319 aircraft, scheduled for delivery in February 2005.
o    Obtained three arrival/departure slots at John Wayne (Orange County, Calif.) Airport.

Cash Comparisons

Cash, cash equivalents and short-term investments available for operations and investing activities on June 30,
2003 were $128.3 million.  The increase in the Company's cash position is a result of its improved operating results, which included government grant monies received under the Emergency Wartime Supplemental Appropriations
Act totaling $15.0 million, pretax. Cash provided by operating activities for the quarter ended June 30, 2003, was $35.8 million, compared to $2.4 million for the same period last year when the airline repaid $4.0 million in federal grant funds during its fiscal first quarter 2003. The airline reported working capital of $72.9 million as of June 30, 2003, a 19.9 percent increase from the airline's working capital on March 31, 2003, when the airline reported working capital of $60.8 million.

Cash activity since the conclusion of the airline's fiscal first quarter 2004 includes receipt of a $26.6 million federal income tax refund, and as required by the Company's agreement with the Air Transportation Stabilization
Board ("ATSB"), the airline prepaid $10 million of its $70 million ATSB loan.

Potter concluded, "We have announced a variety of initiatives designed to build upon the momentum begun during our fiscal first quarter 2004. These include initiating service to Milwaukee, Wisconsin and Orange County,
California at the end of August 2003; initiating service to St. Louis, Missouri in November 2003; opening two additional Mexico destinations in November 2003; and, introducing airport-based kiosks and Internet check-in options for customers this fall. In addition, we will continue to explore both mainline growth opportunities and regional jet partnerships in order to build our expanding route system. We recently took delivery of the world's first Airbus A318 aircraft, and given the tremendous drive of our 3,300 employees, it should come as no surprise that the A318 transition into our fleet was seamless. Building the infrastructure to support the A318's induction into our fleet occurred while carrying record passenger loads, as evidenced during June 2003, when our load factor set an all-time record for Frontier of 75.6 percent. While we will continue to face revenue challenges against a weak domestic economic backdrop, I am confident our employees will continue to demonstrate tremendous perseverance as we work hard to bring Frontier's affordable fares to more cities across America."

Senior leadership will host a conference call to discuss Frontier's quarterly earnings on Aug. 1, 2003 at 9:00
a.m. Mountain Daylight Time. The call is available via the World Wide Web on the airline's Web site at
WWW.FRONTIERAIRLINES.COM or using the following URL: http://www.vcall.com/EventPage.asp?ID=82050.

Currently in its tenth year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport with a fleet of 38 aircraft and employing approximately 3,300 aviation professionals. Frontier and its affiliate Frontier JetExpress currently serve 37 U.S. cities with 190 daily flights. Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for four consecutive years. In
April 2003, Entrepreneur ranked Frontier one of two "Best Low-Fare Airlines." Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at WWW.FRONTIERAIRLINES.COM.

Legal Notice Regarding Forward-Looking Statements
Frontier notes that this press release contains forward-looking statements and that certain information contained in this press release involves risks and uncertainties that could result in actual results differing materially from expected results. These statements include, but are not limited to, the ability to conserve financial resources while operating in a highly competitive hub, the ability to increase future revenues and the ability to achieve additional unit cost reductions. Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of this press release. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: the uncertainty of leisure travel and corporate travel expenditures as we enter the historically weak period of post-summer travel; further downward pressure on airfares; unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; negative public perceptions associated with increased security wait times at various domestic airports; the ability to secure adequate gate facilities at Denver International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties; the impact of labor issues; actions of the federal and local governments; changes in the government's policy regarding relief to the airline industry especially as it relates to war risk insurance; and the stability of the U.S. economy and the economic environment of the airline industry. The
Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's 10-K for its fiscal year ended March 31, 2003, and the Company's Form 10-Q for the quarter ended June 30, 2003.

                                           -Financial Tables To Follow-

                                              FRONTIER AIRLINES, INC.
                                            SELECTED BALANCE SHEET DATA
                                                  (In Thousands)
                                                    (unaudited)

                                                        June 30,
                                             2003              2002
Balance Sheet Data:
Cash, cash equivalents and
  short-term investments                      $128,267         $ 79,050
Current assets                                 220,573          142,694
Total assets                                   624,102          412,893
Current liabilities                            147,699          116,032
Long-term debt, excluding current portion      258,757          112,854
Total liabilities                              453,344          242,543
Stockholders' equity                           170,758          170,350
Working capital                               $ 72,874         $ 26,662

                                              FRONTIER AIRLINES, INC.
                                             STATEMENTS OF OPERATIONS
                                                    (unaudited)

                                                    June 30,         June 30,
                                                     2003             2002
Revenues:
    Passenger                                   $ 138,890,562     $ 109,291,882
    Cargo                                           1,689,025         1,579,936
    Other                                           1,786,363           940,589
            Total revenues                        142,365,950       111,812,407

Operating expenses:
    Flight operations                              42,165,321        37,083,404
    Fuel expense                                   23,352,435        17,395,991
    Aircraft and traffic servicing                 23,997,510        19,349,109
    Maintenance                                    17,877,972        16,442,071
    Promotion and sales                            14,719,997        14,719,308
    General and administrative                      8,935,636         6,121,871
    Depreciation and amortization                   5,187,198         3,798,412
            Total operating expenses              136,236,069       114,910,166

           Operating income (loss)                 6,129,881        (3,097,759)

Nonoperating income (expense):
    Interest income                                   413,363           706,962
    Interest expense                               (3,834,393)       (1,259,311)
    Unrealized derivative gain                        751,666              -
    Emergency Wartime Supplemental
    Appropriations Act compensation                15,024,188              -
    Accelerated lease exit costs                     (686,295)             -
    Other, net                                       (176,093)         (151,550)

            Total nonoperating income
              (expense), net                       11,492,436          (703,899)

Income (loss) before income tax expense (benefit)
    and cumulative effect of change in method of
    accounting for maintenance                     17,622,317        (3,801,658)

Income tax expense (benefit)                        6,688,627        (1,329,237)

Income (loss) before cumulative effect of
  change in method of accounting for maintenance $ 10,933,690      $ (2,472,421)

Cumulative effect of change in method of
  accounting for maintenance, net of tax                 -             2,010,672

Net income (loss)                                $ 10,933,690        $ (461,749)
                                              ================      =================

(continued)

FRONTIER AIRLINES, INC.
Statements of Operations
For the Three Months Ended June 30, 2003 and 2002
(Unaudited)

                                                    June 30,         June 30,
                                                     2003             2002

Earnings (loss) per share:
  Basic:
    Income (loss) before cumulative effect of a
      change in accounting principle                $0.37            ($0.09)
    Cumulative effect of change in method of
      accounting for maintenance checks                -               0.07
    Net income (loss)                               $0.37            ($0.02)
                                              ===============   ================

  Diluted:
    Income (loss) before cumulative effect of a
      change in accounting principle                $0.36            ($0.09)
    Cumulative effect of change in method of
      accounting for maintenance checks                -               0.07
    Net income (loss)                               $0.36            ($0.02)
                                              ===============   ================

Weighted average shares of
  common stock outstanding
            Basic                                29,823,179        29,534,304
                                              ===============   ================
            Diluted                              30,172,499        29,534,304
                                              ===============   ================

                                          FRONTIER AIRLINES, INC.
                                     COMPARATIVE OPERATING STATISTICS

                                                     Quarters Ended June 30,
                                                      2003             2002
Passenger revenue (000s)                          $ 138,891        $ 109,292
Revenue passengers carried (000s)                     1,227              928
Revenue passenger miles (RPMs) (000s)             1,125,233          859,604
Available seat miles (ASMs) (000s)                1,675,050        1,369,399
Passenger load factor                                 67.2%            62.8%
Break-even load factor (1)                            65.9%            65.0%
Block hours                                          33,127           27,680
Departures                                           14,610           12,184
Average seats per departure                             132              132
Average stage length                                    869              851
Average length of haul                                  917              926
Average daily block hour utilization                   10.2              9.9
Yield per RPM (cents) (2) (4)                         12.29            12.71
Yield per ASM (cents) (3) (4)                          8.26             7.98
Total yield per ASM (cents)                            8.50             8.17
Cost per ASM (cents)                                   8.13             8.39
Fuel cost per ASM (cents)                              1.39             1.27
Cost per ASM excluding fuel (cents) (5)                6.74             7.12
Average fare                                          $ 105            $ 108
Average aircraft in fleet                              35.6             30.6
Aircraft in fleet at end of period                     36.0             33.0
Average age of aircraft at end of period                6.7              9.6

1.       "Break-even load factor" is the passenger load factor that will result in passenger revenues being equal to operating expenses adjusted for other revenues and net nonoperating income (expense) and excluding
         unusual items, assuming constant yield per RPM and ASMs.    See table below for calculation of adjusted
         expenses. This may be deemed a non-GAAP financial measure under Regulation G issued by the Securities and Exchange Commission. We believe that presentation of break-even load factor using certain adjustments is useful to investors because the elimination of special and nonoperating items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of break-even load factor exclusive of these special and nonoperating items. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.
2.       "Yield per RPM" is determined by dividing passenger revenues excluding charter revenues by revenue passenger miles.  For purposes of calculating yield per RPM, charter revenue is excluded from passenger revenue.
3.       "Yield per ASM" is determined by dividing passenger revenues excluding charter revenues by available seat miles.
4.       For purposes of yield calculations, charter revenue is excluded from passenger revenue.  See table below for calculation of passenger revenue excluding charter revenue. This may be deemed a non-GAAP financial measure under Regulation G issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs.  Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP.
5.       This may be deemed a non-GAAP financial measure under Regulation G issued by the Securities and Exchange
         Commission.  We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations.  Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense.
         However, our presentation of non-GAAP results should not be viewed as a substitute for our financial results determine in accordance with GAAP.

(In thousands)

                                                      Quarters Ended June 30,
                                                      2003              2002

 Passenger revenues, as reported                   $ 138,891         $ 109,292
 Charter revenue                                         614                58
 Passenger revenues, excluding charter revenue     $ 138,277         $ 109,234
                                              ================  ================

Operating expenses, as reported                     $ 136,236         $ 114,910
Less:  charter revenue                                   (614)              (58)
Less:  cargo revenue                                   (1,689)           (1,580)
Less:  other revenue                                   (1,786)             (941)
Less:  interest income                                   (413)             (707)
Add:  interest expense                                  3,835             1,259
Add:  nonoperating expense -- other,net                   176               152
Adjusted expenses for break-even load factor
  calculation                                       $ 135,745         $ 113,035
                                               ================  ===============